EXHIBIT 10.1

                               BE AEROSPACE, INC.

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

                  This Second Amendment ("Amendment") made and entered into effective as of the 20th day of October, 2003 is between BE AEROSPACE, INC., a Delaware corporation (the "Company") and AMIN J. KHOURY (the "Executive").

                              W I T N E S S E T H:
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                  WHEREAS, the Company and the Executive entered into that
certain Employment Agreement, dated as of September 14, 2001;

                  WHEREAS, the Company and the Executive amended that certain Employment Agreement effective May 15, 2002 (as amended, the "Agreement");

                  WHEREAS, the Executive and the Company mutually desire to amend the Agreement to reduce certain payments made upon a Change of Control of the Company (as defined in the Agreement);

                  WHEREAS, the Company's Compensation Committee and the Board of Directors believe this Amendment is in the best interest of the Company and, accordingly, the Compensation Committee has approved, and the Board of Directors has ratified, this Amendment.

                  NOW, THEREFORE, effective as of the 20th day of October, 2003, the Agreement shall be amended as follows:

         1. Section 7.4 of the Agreement shall be deleted in its entirety and replaced with the following:

         "7.4     Change of Control.

         (a) If a "Change of Control" of the Company occurs, the Company will be obligated as provided in this Section 7.4. For purposes of determining the Company's obligations under this Section 7.4, the date on which a Change of Control occurs shall be referred to as the "Change of Control Date." If a "Change of Control" occurs during the Employment Term, the Company or its successor in interest shall:

                  (i) if, within three years following the Change of Control Date, Executive's employment with the Company is terminated by the Company or by Executive for "Good Reason," then within five (5) business days after the Termination Date, pay to Executive, (or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, Executive's estate):

                           (A) a lump sum payment equal to the sum of: (1) any
                  accrued and unpaid Salary through the Termination Date, (2) the unpaid amount of any bonuses declared to be payable to Executive for any fiscal periods of the Company ending prior to the Termination Date, and (3) an amount equal to two (2) times the Salary, at the rate in effect on the Termination Date, that would have been payable to Executive through the Expiration Date;

                           (B) in a single lump sum payment, the aggregate
                  amount of Retirement Compensation payable to Executive pursuant to Section 7.6 hereof determined as if Executive had continued to be employed by the Company until, and the Termination Date occurred on, the Expiration Date; and

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                           (C) the amount of any Gross-Up Payment payable by
                  the Company to Executive under Section 7.8 hereof;

                  (ii) if, within three years following the Change of Control Date, Executive's employment with the Company is terminated for any reason other than death pursuant to Section 7.2 or incapacity pursuant to Section 7.3, for the period from Executive's actual Termination Date until the Expiration Date:

                           (A) provide Executive with continued life insurance
                  and disability insurance coverage in the same amounts and upon the same terms and conditions as in effect on his Termination Date, or if greater, as those provided immediately prior to the Change of Control;

                           (B) reimburse Executive for business expenses in the
                  same manner and to the same extent required pursuant to
                  Section 5.4 hereof prior to the Termination Date, or if greater, to the extent provided immediately prior to the Change of Control; and

                           (C) continue to provide Executive with the automobile
                  allowance provided pursuant to Section 5.5 hereof as of the Termination Date, or if greater, as provided immediately prior to the Change of Control; and

                  (iii) during the balance of the Employment Term and thereafter, continue to provide to Executive and his spouse, for their respective lifetimes, substantially the same medical, dental and health benefits, and on substantially similar terms, as Executive and his spouse were receiving as of the Termination Date, or if greater, as they were receiving immediately prior to the Change of Control;

                  (iv) provide that any stock options granted to Executive that would not vest on or prior to the Change of Control Date shall be exercisable immediately upon the execution of any agreement that would constitute a Change of Control (regardless of whether such agreement is consummated), and such stock options shall continue to be exercisable until the later of their expiration date or the date on which shares of the Company are no longer traded as such;

                  (v) if, within three years following the Change of Control Date, Executive's employment is terminated for any reason other than death pursuant to Section 7.2 or incapacity pursuant to Section 7.3, for the period from Executive's actual Termination Date until the fifth (5th) anniversary of the Change of Control Date:

                           (A) reimburse Executive for the reasonable costs of
                  leasing and operating an office at a location selected by Executive that is outside of the Company's office, including, without limitation, the cost of a full-time assistant; and

                           (B) provide Executive with up to 200 hours per year
                  of corporate jet usage consistent with the Company's Aircraft Travel Policy, "Authorization and Limitation on Officer Travel," as in effect on May 31, 2001, or, in the event that the Company does not own or control an aircraft of the type specified in such policy or, at the Company's option, the Company may provide Executive with a quarter share of the same aircraft type specified in such policy under a five year, executive jet part share program. In the event the Company provides Executive with use of its corporate jet, the corporate jet shall be available for use by Executive given seventy-two hours advance notice by Executive to the Company of his intent to use the aircraft.

         (b)      For purposes of this Agreement, a "Change of Control" means:

                  (i) The entering into of any agreement relating to a transaction or series of related transactions involving the ownership of the Company that requires a shareholder vote for the consummation of such transaction;

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                  (ii) Individuals who, as of March 1, 2001 (the "Effective
Date"), constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

                  (iii) The acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of 25% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a "Controlling Interest") excluding, for this purpose, any acquisitions by (A) the Company or its subsidiaries, (B) any person, entity or "group" that as of the Effective Date owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest, or (C) any employee benefit plan of the Company or its subsidiaries; or

                  (iv) The sale or other disposition by the Company of 25% or more of the value of its assets to any person or entity that is not controlled by the Company.

         (c)      For purposes of this Agreement, "Good Reason" means:

                  (i) a decrease in Executive's Salary or a failure by the Company to pay material compensation due and payable to Executive in connection with his employment;

                  (ii) a change in Executive's responsibilities, positions, duties, status, title or reporting relationships;

                  (iii) Executive ceasing to be the Chairman of the Board (or such other positions with the Company Executive holds immediately prior to the Change of Control Date) of a publicly traded company pursuant to this Agreement; provided, however, that Executive's status as Chairman of the Board (or such other positions with the Company Executive holds immediately prior to the Change of Control Date) of a company other than the Company or its successor immediately prior to the Change of Control Date shall not by itself prevent Executive's ability to resign for Good Reason pursuant to this clause (iii);

                  (iv) the Company's requiring Executive to be based at any office or location that is anywhere other than Executive's principal place of employment immediately prior to the Change of Control Date; or

                  (v) a material breach by the Company of any term or provisions of this Agreement."

         2. Section 7.5 of the Agreement shall be deleted in its entirety and replaced with the following:

         "7.5 Severance Pay. If Executive's employment with the Company is terminated for any reason, other than Executive's death pursuant to Section 7.2 hereof, or Executive's incapacity pursuant to Section 7.3 hereof, then within five (5) days after Executive's Termination Date, the Company shall pay to Executive (or in the event of Executive's subsequent death, such person as Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to Executive's estate), a lump sum amount equal to Executive's annual Salary in effect as of the Termination Date, which lump sum shall not be pro-rated. The obligations of the Company pursuant to this Section 7.5 shall survive any termination of this Agreement or Executive's employment as aforesaid."

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         3.       Section 10 of the Agreement shall be deleted in its entirety and replaced with the following:

         "10. Waiver. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 7.4 of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

         4.       The Agreement shall remain unchanged in all other respects.



         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the day and year first above written.



EXECUTIVE                             BE AEROSPACE, INC.



/s/ Amin J. Khoury             By:    /s/ Thomas P. McCaffrey
------------------                    -----------------------
Amin J. Khoury                 Name:  Thomas P. McCaffrey
Chairman of the Board          Title: Corporate Senior Vice President of
                                      Administration and Chief Financial Officer















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